UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2024

THRYV HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35895	13-2740040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 West Airfield Drive, P.O. Box 619810 D/FW Airport, TX		75261
(Address of Principal Executive Offices)		(Zip Code)

(972) 453-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	THRY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2024, Thryv Holdings, Inc. (the “Company”) entered into a definitive merger agreement (the “Keap Merger Agreement”) to acquire all of the outstanding capital stock of Infusion Software, Inc. d/b/a Keap (“Keap” and the acquisition of Keap, the “Keap Acquisition”). Pursuant to the terms of the Keap Merger Agreement, the Company will pay $80 million in cash for Keap, subject to customary adjustments. The Company expects to finance a portion of the purchase price with the net proceeds of the Offering (as defined below).

The Keap Merger Agreement contains customary representations and warranties and covenants, provides for representation and warranty insurance and is subject to certain customary closing adjustments and termination provisions. The obligations of the parties to complete the transactions contemplated by the Keap Merger Agreement are subject to the satisfaction or waiver of customary closing conditions, including the receipt of net proceeds in the Offering.

Item 2.02. Results of Operations and Financial Condition.

On October 29, 2024, Company issued a press release containing the Company’s preliminary unaudited financial results for the three months ended September 30, 2024. These preliminary financial results are unaudited, based on currently available information and do not present all necessary information for a complete understanding of the Company’s financial condition as of September 30, 2024, or its results of operations for the quarter ended September 30, 2024. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in Item 2.02 and Exhibit 99.1 of this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 2.02 and Exhibit 99.1 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 7.01. Regulation FD Disclosure.

Equity Offering

On October 29, 2024, the Company issued a press release announcing the commencement of the offer and sale by the Company of $75.0 million of shares (the “Offering”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Company expects to grant the underwriter a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering. A copy of the Company’s press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Non-Cash Impairment Charge

Based on the initial success of client conversions from the Company’s digital Marketing Services solutions to SaaS solutions, the Company made a strategic decision during the third quarter of 2024 to terminate its Marketing Services solutions by the end of 2028. This strategic decision resulted in an accelerated decline in estimated future cash flows from the Company’s Marketing Services business, and the Company concluded that a triggering event had occurred in its Thryv Marketing Services reporting unit during the third quarter of 2024. As a result, the Company recorded a non-cash impairment charge of $83.1 million during the third quarter 2024, fully reducing goodwill in the Thryv Marketing Services reporting unit to zero.

Regulatory Matter

On October 17, 2024, the Company received a subpoena from the Division of Enforcement of the SEC requesting documents and information related to the Company’s previously publicly announced strategic conversion of its clients from its digital marketing services solutions platform to its SaaS solutions platform (the “Subpoena”). The Company is cooperating fully. The SEC noted that the investigation is a fact-finding inquiry and does not mean that it has concluded that anyone has violated the law nor that the SEC has a negative opinion of any person, entity or security.

The information in Item 7.01 and Exhibit 99.2 of this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 and Exhibit 99.2 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release, dated October 29, 2024, issued by Thryv Holdings, Inc.
99.2	Press release, dated October 29, 2024, issued by Thryv Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THRYV HOLDINGS, INC.

Date: October 29, 2024	By:	/s/ Paul D. Rouse
Name: Paul D. Rouse
Title: Chief Financial Officer, Executive Vice President and Treasurer